                                                                    EXHIBIT 3.11


                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                         GLOBAL TELESYSTEMS GROUP, INC.



         GLOBAL TELESYSTEMS GROUP, INC., a Delaware corporation, HEREBY CERTIFIES AS FOLLOWS:

         1. The name of the corporation is Global TeleSystems Group, Inc. The date of filing of its Certificate of Incorporation with the Secretary of State of the State of Delaware was September 30, 1993.

         2. This Certificate of Amendment sets forth amendments to the Certificate of Incorporation, as amended, of the Corporation that were duly adopted by the written consent of the holders of a majority of the outstanding stock of the Corporation entitled to vote thereon in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. Written notice of the taking of corporate action shall be given promptly in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         3. Article SIXTH of the Certificate of Incorporation, as amended, of the Corporation is hereby amended to read in full as follows:

         "SIXTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and, except as provided in the next following sentence, all rights and powers conferred herein upon stockholders and directors are granted subject to this reservation. This Article Sixth and Articles Eleventh and Twelfth of this Certificate of Incorporation of the Corporation, each as amended, and notwithstanding the fact that a lesser percentage may be specified by law, may not be amended, altered, changed or repealed without the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of capital stock of the Corporation issued and outstanding and entitled to vote."

         4. The Certificate of Incorporation of the Corporation, as amended, is hereby amended by inserting a new Article TWELFTH as follows:

          "TWELFTH: Stockholders of the Corporation may not take any action by written consent in lieu of a meeting."

          IN WITNESS WHEREOF, GLOBAL TELESYSTEMS GROUP, INC. has caused this certificate to be signed by Grier C. Raclin, its Senior Vice President, General Counsel and Secretary, and attested by Arnold Y. Dean, its Assistant Secretary, this 9th day of February, 1998.

                                GLOBAL TELESYSTEMS GROUP, INC.


                                By:    /s/ Grier C. Raclin
                                   ------------------------------------------
                                Name:  Grier C. Raclin
                                Title: Senior Vice President,
                                       General Counsel and Secretary
ATTEST:


By:      /s/ Arnold Y. Dean
   ----------------------------------
Name:    Arnold Y. Dean
Title:   Assistant Secretary

                                       2